UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2011 (February 23, 2011)
DIGITALGLOBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 684-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2011, DigitalGlobe, Inc. (the “Company”) announced the appointment of Jeffrey R. Tarr as the President and Chief Executive Officer (“CEO”) of the Company and the election of Mr. Tarr to the board of directors of the Company, such appointment and election to be effective April 5, 2011. As of such effective date, Jill D. Smith will resign as the President, CEO and Chairman of the board of directors of the Company, but she will remain a consultant to the Company pursuant to the terms and conditions of the consulting agreement with the Company contemplated by Ms. Smith’s employment agreement. On February 23, 2011, General Howell M. Estes III was appointed as the Chairman of the board of directors of the Company, such appointment to also be effective on April 5, 2011.
From 2004 through 2010, Mr. Tarr, 47, was employed by IHS Inc., a provider of information and analysis related to energy, geopolitical risk, environmental sustainability, supply chain and economics, most recently as President and Chief Operating Officer. From 2001 to 2003 he served as the Chief Executive Officer and President of Hoover’s Inc., also serving as Chairman from 2002 until 2003, when he oversaw the sale of the company to Dun & Bradstreet (D&B) and was name President of the new subsidiary. Mr. Tarr also currently serves as a director of the Corporate Executive Board Company.
In connection with him becoming President and CEO, Mr. Tarr entered into an Employment Agreement with the Company (the “Employment Agreement”). Certain terms of the Employment Agreement, including the compensation Mr. Tarr will receive, are summarized below:
•	Term: The Employment Agreement term will commence April 5, 2011 and will remain in effect through April 4, 2014. It shall be automatically extended on an annual basis for an additional one-year period unless either the Company or Mr. Tarr provides at least 180-day’s prior written notice that the term of the Employment Agreement will not be extended.

•	Cash Compensation: Mr. Tarr will be entitled to an annual base salary of $550,000 and have the opportunity to earn an annual bonus equal to 85% of his annualized base salary if target levels of performance (as established by the board of directors) are achieved for the applicable calendar year. The annual bonus will be prorated for 2011.

•	Sign-On Grant: Mr. Tarr will be granted equity awards with a fair value of $2,500,000. 50% of such awards will consist of options for shares of the Company’s common stock. These options will vest 25% on the day prior to the first anniversary of Mr. Tarr’s employment and 25% on the day prior to each of the following three anniversaries; provided Mr. Tarr remains employed by the Company. The additional 50% of equity awards will consist of restricted stock, which will be subject to the terms of the Company’s equity incentive plan. The restricted stock will vest 25% on the day prior to the first anniversary of Mr. Tarr’s employment and 25% on the day prior to each of the following three anniversaries; provided Mr. Tarr remains employed by the Company. In the event of Mr. Tarr’s death or termination due to disability, the options will fully vest and become exercisable and the restricted stock will fully vest.

•	Annual Long-Term Incentives: Mr. Tarr is eligible for annual stock options and/or other equity incentive grants based on the achievement of such individual and Company-related performance criteria as determined by the board of directors of the Company and communicated to Mr. Tarr. The target annual incentive grant is equity awards with a fair value of $1,300,000 with greater amounts up to $1,950,000 or less amounts awarded for performance above or below target, consistent with the Company’s applicable executive compensation plans for performance at or above targets established by the Company’s board of directors. The incentive grant for 2011 shall be prorated for the partial year of employment.

•	Termination: Mr. Tarr may terminate his employment at any time for any reason, upon 30 days’ prior written notice or upon nonextension by the Company. If Mr. Tarr terminates his employment or the Company terminates Mr. Tarr for cause, Mr. Tarr will be entitled to receive compensation through the date of his termination, any benefits to which he would be entitled under the Company’s existing benefits plans and any expense reimbursements payable under the Company’s reimbursement plan, in accordance with the terms of the Employment Agreement, and he will forfeit any unvested equity awards. Prior to a change of control or more than 24 months thereafter, if the Company terminates Mr. Tarr, he will be entitled to receive a severance payment equal to the sum of two times his base salary plus an amount equal to the average amount of any bonus payments he received during the prior two years, and he will forfeit any unvested equity awards. Mr. Tarr will be entitled to receive severance benefits in accordance with the terms of the Employment Agreement. In the event of Mr. Tarr’s death, his estate or beneficiaries will be entitled to receive his compensation through the date of his death, any benefits to which the estate or beneficiaries would be entitled under the Company’s existing benefits plans and any unvested options will automatically vest.

•	Change of Control: If Mr. Tarr resigns for good reason or is terminated by the Company, or the Company elects not to renew the Employment Agreement, within 6 months prior to or 24 months following a change of control for any reason other than cause or disability, he will be entitled to receive a severance payment equal to two times the sum of his base salary plus his target bonus for the current year. Any unvested equity awards will become fully vested. All benefits following a change of control only accrue if a change of control occurs and Mr. Tarr is terminated.

•	Nonrenewal: In the event that the Company provides notice to Mr. Tarr that it will not extend the term of his employment pursuant to the automatic renewal provision, Mr. Tarr is entitled to receive a severance payment in an amount equal to 1.85 multiplied by his current base salary. All unvested equity awards shall be forfeited.

•	Benefits: Mr. Tarr will be entitled to participate in the Company’s standard health, welfare and benefit plans. If Mr. Tarr elects continuation coverage under COBRA following the Company’s decision not to renew his employment, his termination by the Company without cause or his resignation for good reason, the Company will provide the benefits under COBRA at its sole cost until the earlier of (a) the date upon which Mr. Tarr is re-employed and eligible for comparable benefits and (b) the period of time following termination that is equal to the period with respect to which Mr. Tarr’s base salary is paid as severance following such nonrenewal decision, termination or resignation. Any receipt of such benefits under the terms of the Employment Agreement is contingent upon the executive’s execution and non-revocation of a general release and waiver in the Company’s favor.

•	Confidentiality and Non-competition: Mr. Tarr is subject to a confidentiality covenant and covenants prohibiting him from soliciting our employees or competing with us for one year following termination of his employment.

•	Other: If Mr. Tarr fails to receive certain security clearances by April 5, 2012, the board of directors of the Company has the option to termination his employment. In the event of such termination, Mr. Tarr will be entitled to receive compensation through the date of his termination and a cash bonus for the year of termination that will be prorated for the amount of time from January 1 through the date of termination. He will not be entitled to receive the Annual Long-Term Incentives referred to above. Also, any unvested restricted shares options will be forfeited. All compensation will be prorated for 2011. The Company will indemnify Mr. Tarr against certain losses and cover Mr. Tarr under its directors’ and officers’ liability insurance.
The description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, the form of which is attached as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Employment Agreement by and between DigitalGlobe, Inc. and Jeffrey R. Tarr, dated February 23, 2011 and effective as of April 5, 2011.

Exhibit 99.1	Press Release of the Company dated February 28, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2011	DIGITALGLOBE, INC.
	By:	/s/ Yancey L. Spruill
	Name:	Yancey L. Spruill
	Title:	Executive Vice President, Chief Financial Officer and Treasurer